                                EDO CORPORATION
                                PROXY STATEMENT

Your proxy in the form enclosed is solicited by the Board of Directors of EDO Corporation (the "Company"). Your proxy may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the 1999 Annual Meeting of Shareholders to be held on April 27, 1999, or any adjournment thereof, in accordance with specifications as are made therein or, if no such specifications are made, in accordance with the recommendations of the Board of Directors.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the votes cast is generally required for approval of each other matter to be submitted to a vote of the shareholders. Shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or "broker non-votes" will be counted only as shares that are present and entitled to vote on the matter for the purposes of determining the presence of a quorum. "Broker non-votes" are shares represented at the meeting held by brokers or nominees as to which
(i) instructions have not been received from the beneficial owners or persons entitled to vote, and (ii) the broker or nominee does not have the discretionary voting power on a particular matter. Neither proxies that withhold authority (without naming an alternative nominee), abstentions nor broker non-votes will be counted as votes cast at the Annual Meeting. Therefore, such proxies will not have any effect on the outcome of voting on any of the matters to be considered at the meeting. Under the rules of the New York Stock Exchange, brokers may vote on each of the two proposals on the agenda for this year's Annual Meeting since such proposals are considered discretionary items under such rules.

March 1, 1999 is the record date for the determination of shareholders entitled to vote at the Annual Meeting. On the record date, there were outstanding 6,642,268 Common Shares and 60,641 ESOP Convertible Cumulative Preferred Shares, Series A (the "ESOP Preferred Shares"), constituting all of the outstanding voting securities of the Company. Each Common Share is entitled to one vote, and each ESOP Preferred Share is entitled to 12.3 votes, voting together as one class.

The mailing address of the principal executive offices of the Company is 60 East 42nd Street, Suite 5010, New York, NY 10165. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and form of proxy are being mailed on or about March 17, 1999 to shareholders of record on the record date.

Proposal 1:  ELECTION OF DIRECTORS

Three directors whose regular terms of office expire at the 1999 Annual Meeting have been nominated for reelection to the Company's Board of Directors (the "Board") to hold office until 2002. One director who was elected by the Board of Directors in January, 1999 to serve until the next election of directors, has been nominated for reelection to serve the remaining two years of Mr. Joseph F. Engelberger's term. Mr. Engelberger will be retiring at the next election of directors pursuant to the Company's By-laws. The names of the four nominees, their ages, the years they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company (where applicable) and other directorships held by them in public companies are set forth below. The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided in the form of proxy enclosed. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the individual, if any, as shall be designated by the Board to replace such nominee.

               Nominees for Election as Directors to Hold Office
             Until the 2001 and 2002 (as indicated) Annual Meeting
-------------------------------------------------------------------------------
                  Director    Principal Occupation and Eeperience for the Past
Name         Age   Since        Five Years, and Certain Other Directorships
-------------------------------------------------------------------------------
Frank A.      64    1982    Mr. Fariello is Chairman of the Board (since 1997)
Fariello                    and Chief Executive Officer (since 1994) of the
(Until 2002)                Company. Until 1998, he was also President of
                            the Company.

Robert M.     60    1992    Mr. Hanisee is Managing Director of Trust Company
Hanisee                     of the West (an investment management company).
(Until 2002)                He is a director of Titan Corporation and
                            Illgen Simulation Technology Inc.

George A.     66    1995    Mr. Strutz is President and CEO of Strutz and
Strutz, Jr.                 Company, Inc., a consulting and management
(Until 2002)                advisory company.  Until 1997, he was President
                            and CEO of Clopay Corporation (a manufacturer and marketer of specialty plastic films and building products).

James M.      57   1999     Mr. Smith is President and CEO of AIL Systems Inc.,
Smith                       (an aerospace and defense company).
(Until 2001)
-------------------------------------------------------------------------------
The names of the remaining five directors of the Company, whose terms of office will continue after the 1999 Annual Meeting, and certain information about them are set forth below.

    Directors Whose Terms of Office Will Expire at the 2001 Annual Meeting
-------------------------------------------------------------------------------
                  Director    Principal Occupation and Eeperience for the Past
Name         Age   Since        Five Years, and Certain Other Directorships
-------------------------------------------------------------------------------
Mellon C.    68    1995     Mr. Baird is, since 1998, Senior Vice President of
Baird                       Titan Corporation and President and CEO of Titan
                            Technologies and Information Systems Corporation
                            (an information systems, products and services company, a wholly-owned subsidiary of Titan
                            Corporation) and was, until 1998, Chairman, President and CEO of Delfin Systems when it was purchased by Titan Corporation. He is a director of Software Spectrum, Inc. and Hawker Pacific
                            Aerospace Corporation.

George M.    64    1995     Mr. Ball is Chairman of Philpott, Ball & Company
Ball                        (an investment banking firm). He is a director of
                            Juno Lighting Inc. and BB Walker Company.
-------------------------------------------------------------------------------

    Directors Whose Terms of Office Will Expire at the 2000 Annual Meeting
-------------------------------------------------------------------------------
                  Director    Principal Occupation and Eeperience for the Past
Name         Age   Since        Five Years, and Certain Other Directorships
-------------------------------------------------------------------------------
Robert E.    54    1995     Mr. Allen is Managing Director of Redding
Allen                       Consultants, Inc. (a management consulting firm).

Robert       60    1995     Mr. Alvine is Chairman, President and CEO of I-Ten
Alvine                      Management Corp.  (an investment, mergers and
                            acquisitions, and management company) and was, prior to 1995, also a principal of Charterhouse
                            Group International, Inc. (an investment and management holding company), and Vice Chairman and CEO of A.P. Parts Manufacturing Co. (manufacturer of auto and truck exhaust systems).

Michael J.   59    1982     Mr. Hegarty is a director and the President and
Hegarty                     CEO of Flushing Financial Corporation (a federal
                            chartered savings bank) and was, until 1998, its
                            Executive Vice President and Chief Operating
                            Officer. Until 1995, he was Vice President-Finance,
                            Treasurer and Secretary of the Company.
-------------------------------------------------------------------------------

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the fiscal year ended December 31, 1998: the Board met eight times; the Board's Audit Committee, consisting of Messrs. Allen, Engelberger, Hanisee and (since January, 1999) Hegarty, met twice; the Board's Compensation Committee, consisting of Messrs. Alvine, Baird and Strutz, met eight times; and the Board's Nominating Committee, consisting of Messrs. Fariello, Ball and Hanisee, met twice.

The Audit Committee reviews and approves audit plans of independent auditors. In reviewing the results of the auditors' activities, the Audit Committee also meets privately with the auditors. It reviews the annual consolidated financial statements of the Company, considers other matters in relation to the internal and external auditing of the Company's accounts, reviews services other than audit services performed by outside auditors, and recommends to the Board the selection of outside auditors. The Audit Committee has also been appointed by the Board to oversee the Company's Y2K compliance program.

The Compensation Committee reviews and approves compensation of the Company's corporate officers, administers the Company's stock option and long-term incentive plans, and recommends to the Board compensation of directors.

The Nominating Committee is responsible for selecting candidates for vacant director positions. The Nominating Committee will consider nominees recommended by shareholders. Recommendations should be submitted to the Secretary of the Company.

Directors who are employees of the Company receive no additional compensation for their services as directors or chairs. The compensation paid non-employee directors or chairs is as follows: to each director, $18,000 annually and $900 for each meeting of the Board or its committees attended; and to a director serving as chair of a committee, $1,500 for each meeting of the committee attended.

A minimum of one-half of a director's retainer is paid in Common Shares valued at the end of each quarter. Directors may defer all of their remaining cash compensation in the form of interest-bearing cash, or stock units which are valued at the close of the quarter, credited with dividends declared during the deferral period and paid out in Common Shares or cash at the end of the deferral period at the then fair market value of Common Shares. In addition, non-employee directors receive an annual grant of 2,000 options for Common Shares which vest upon receipt. Non-employee directors receive a one-time grant of 5,000 options for Common Shares upon initial election as a director. 2,000 of such options are exercisable after 6 months of date of grant and 3,000 of such options are immediately exercisable. Newly elected directors are required to own, or acquire within 60 days of election, at least 1,000 Common Shares.

Directors who are not employees of the Company may receive additional compensation for undertaking special assignments outside the normal scope of their duties as directors. Philpott, Ball & Company, of which Mr. Ball is Chairman, performed investment banking services for the Company during 1998 and received $136,000 in compensation for such services.

           SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of Common Shares beneficially owned, as of March 1, 1999, by the Company's directors, by the Company's executive officers named in the Summary Compensation Table and by the Company's directors and executive officers as a group. No director or executive officer of the Company owns any of the Company's 7% Convertible Subordinated Debentures Due 2011.

                               EDO Common Shares
-------------------------------------------------------------------------------
                                                 Number of Shares      Percent
Name                                             (See Notes 1-4)       of Class
-------------------------------------------------------------------------------
Robert E. Allen ....................................  26,650 ...........   *
Robert Alvine ......................................  30,124 ...........   *
Mellon C. Baird ....................................  11,824 ...........   *
George M. Ball .....................................  22,824 ...........   *
Joseph F. Engelberger**.............................  12,824 ...........   *
Frank A. Fariello .................................. 291,305 ...........  4.2%
William J. Frost ...................................  47,533 ...........   *
Marvin D. Genzer ...................................  56,332 ...........   *
Robert M. Hanisee ..................................  43,464 ...........   *
Michael J. Hegarty .................................  73,764 ...........  1.1%
Ira Kaplan ......................................... 139,516 ...........  2.0%
Kenneth A. Paladino ................................  53,857 ...........   *
James M. Smith .....................................   4,000 ...........   *
George A. Strutz, Jr. ..............................  19,135 ...........   *

All Directors and Executive Officers as a Group .... 833,152 ..........  12.0%
-------------------------------------------------------------------------------
* Less than 1%

** Mr. Engelberger will be submitting his resignation at the 1999 Annual Meeting of Shareholders pursuant to the applicable provisions of the Company's By-laws.

Notes:

1. Certain family members of Messrs. Fariello and Genzer and of persons included in the category "all directors and executive officers as a group" also own and vote 1,175,640 and 1,815 Common Shares, respectively. Each of the above individuals disclaims beneficial ownership of these Common Shares.

2. The amounts indicated include the following numbers of restricted Common Shares under the Company's 1996 Long-Term Incentive Plan, and, as of December 31, 1998, Common Shares, and Common Shares into which ESOP Preferred Shares are convertible, actually owned or allocated to certain individuals and the group under the Company's Employee Stock Ownership Plan: Mr. Fariello, 156,308 shares; Mr. Frost, 25,733 shares; Mr. Genzer, 30,062 shares; Mr. Kaplan, 69,308 shares; Mr. Paladino, 37,657 shares; and all directors and executive officers as a group, 319,068 shares.

3. The amounts indicated include the following numbers of Common Shares as to which certain individuals and all directors and executive officers as a group share voting and investment power: Mr. Fariello, 7,885 shares; Mr. Genzer, 630 shares; Mr. Strutz, 10,135 shares; and all directors and executive officers as a group, 18,650 shares. Except as described in Note 1 above, each of these individuals has sole voting and investment power with respect to all other Common Shares beneficially owned.

4. The amounts indicated include the following numbers of Common Shares which each individual and all directors and executive officers as a group have the right to acquire within 60 days upon exercise of options granted pursuant to the Company's 1996 Long-Term Incentive Plan and 1997 NEDSOP: Messrs. Allen, Alvine and Ball, 19,000 shares each; Messrs. Baird, Engelberger and Strutz, 9,000 shares each; Mr. Fariello, 98,000 shares; Mr. Frost, 21,800 shares; Mr. Genzer, 25,000 shares; Mr. Hanisee, 25,000 shares; Mr. Hegarty, 9,000 shares; Mr. Kaplan, 49,000 shares; Mr. Paladino, 13,200 shares; Mr. Smith, 3000 shares; and all directors and executive officers as a group, 328,000 shares.

Compensation of Executive Officers

EXECUTIVE COMPENSATION

The following table summarizes the total compensation of the Chief Executive Officer and each of the four most highly compensated executive officers whose total compensation exceeds $100,000 (the "named Executive Officers") for the fiscal years ending December 31, 1998, 1997 and 1996.

                          Summary Compensation Table

-------------------------------------------------------------------------------
                                  Annual             Long-Term
                               Compensation         Compensation
                             ----------------  ----------------------
                                                           Securities    All
Name                                           Restricted  Underlying   Other
and                                              Stock      Options/   Compen-
Principal                    Salary    Bonus    Awards1       SARs     sation2
Position             Year     ($)       ($)       ($)         (#)        ($)
-------------------  ----  ------------------  ----------------------  -------

Frank A. Fariello    1998   338,163   174,000    258,750     14,500      5,601
Chairman of the      1997   315,277   162,000    266,000     19,000      4,605
Board and Chief      1996   286,700   147,500    222,400          0     11,694
Executive Officer

William J. Frost     1998   126,832    38,000     25,875      5,000      5,589
Vice President-      1997   118,952    31,000     21,000      1,500      4,480
Administration       1996   114,389    35,000     55,600          0      8,372
and Assistant
Secretary

Marvin D. Genzer     1998   139,609    42,000     25,875      6,000      5,601
Vice President,      1997   127,294    32,000     21,000      1,500      4,540
General Counsel      1996   121,391    28,600     55,600          0      4,472
and Secretary

Ira Kaplan           1998   218,853    88,000    120,750      8,750      5,601
President and        1997   195,741    79,000    157,500     11,250      4,605
Chief Operating      1996   168,265    72,500    125,100          0     10,572
Officer


Kenneth A.           1998   147,504    37,000     51,750      6,000      5,601
Paladino             1997   128,656    37,000    105,000      7,500      9,335
Vice President-      1996   122,315    40,700     83,400          0      4,472
Finance and
Treasurer
-------------------------------------------------------------------------------

1. The number and value of the aggregate restricted stock holdings at the end of 1998 for Messrs. Fariello, Frost, Genzer, Kaplan and Paladino were respectively: 142,250 shares, $1,191,344; 20,000 shares, $167,500; 24,000 shares, $201,000; 59,000 shares, $494,125; and 36,000 shares, $301,500.
Dividends are paid on restricted stock.

2. Amounts reflect the value of the Company's contributions to the named Executive Officers' Employee Stock Ownership Plan accounts. In addition, the amounts for Messrs. Fariello, Frost and Kaplan for 1996 include $7,222, $3,900, and $6,200, respectively, and the amount for Mr. Paladino for 1997 includes $4,730, representing one-time gains for the purchases of their Company cars at book value, which was less than fair market value.

The following table provides the aggregate number and total value of exercised and unexercised options of the named Executive Officers for fiscal year 1998 under the Company's 1996 Long-Term Incentive Plan.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values
-------------------------------------------------------------------------------
                                  Number of Securities     Value of
                                       Underlying         Unexercised
                                       Unexercised       In-the-Money
                                     Options/SARs at    Options/SARs at
                                         FY-End             FY-End
                                           (#)                ($)
                                      Exercisable/        Exercisable/
Name                                  Unexercisable      Unexercisable
-------------------------------------------------------------------------------
Frank A. Fariello                     108,000/33,500      288,275/26,125
William J. Frost                       21,800/6,500        48,055/2,063
Marvin D. Genzer                       23,000/9,500        40,195/12,053
Ira Kaplan                             49,000/20,000       96,225/15,469
Kenneth A. Paladino                    12,700/16,000       28,953/18,955
-------------------------------------------------------------------------------

                     Option/SAR Grants in Last Fiscal Year
-------------------------------------------------------------------------------
                                                           Potential Realizable
                                                             Value at Assumed
                                                              Annual Rates of
                                                                Stock Price
                                                               Appreciation
                       Individual Grants                      for Option Term
-------------------------------------------------------------------------------
               Number of   % of Total
              Securities  Options/SARs
              Underlying   Granted to  Exercise
               Options/     Employees  or Base
             SARs Granted   in Fiscal  Price    Expiration     5%        10%
Name              (#)         Year     ($/Sh)      Date        ($)       ($)
-------------------------------------------------------------------------------
Frank A.
Fariello        14,500        17.1%     8.625     1/26/08     78,650   199,320

William J.
Frost            5,000         5.9%     8.625     1/26/08     27,120    68,730

Marvin D.
Genzer           6,000         7.1%     8.625     1/26/08     32,550    82,480

Ira
Kaplan           8,750        10.3%     8.625     1/26/08     47,460   120,280

Kenneth A.
Paladino         6,000         7.1%     8.625     1/26/08     32,550    82,480
-------------------------------------------------------------------------------

Pension and Retirement Plans
                              Pension Plan Table
-------------------------------------------------------------------------------
Final
Average
Base
Annual
Compensation             Years of Credited Service at Retirement
            -------------------------------------------------------------------
               5      10      15       20       25       30       35       40
-------------------------------------------------------------------------------
$100,000   $ 8,500 $17,000 $25,500 $ 34,000 $ 42,500 $ 51,000 $ 59,500 $ 67,000
 150,000    12,750  25,500  38,250   51,000   63,750   76,500   89,250  100,500
 200,000    17,000  34,000  51,000   68,000   85,000  102,000  119,000  134,000
 250,000    21,250  42,500  63,750   85,000  106,250  127,500  148,750  167,500
 300,000    25,500  51,000  76,500  102,000  127,500  153,000  178,500  201,000
 350,000    29,750  59,500  89,250  119,000  148,750  178,500  208,250  234,500
-------------------------------------------------------------------------------

The Pension Plan table above shows the estimated annual benefits, based on straight life annuity, payable upon retirement under the Company's non-contributory Employees Pension Plan (the "Pension Plan") and the Company's non-qualified Supplemental Retirement Benefit Plan (the "SRBP") to individuals in specified compensation and years of service classifications. The figures set forth above are before deduction of Social Security benefits.

Benefits payable under the Pension Plan are based on (i) the average of an employee's five highest consecutive years' compensation (annual salary as of January 1 of each year, not the total annual salary shown in the Summary Compensation Table, excluding bonus) out of the employee's final ten years of employment with the Company prior to retirement, and (ii) the number of years of credited service. As of January 1, 1999, Messrs. Fariello, Frost, Genzer, Kaplan and Paladino had completed, respectively, 34, 29, 30, 37 and 8 years of credited service under the Pension Plan.

Under the Company's SRBP, employees will receive from the Company any amount by which their benefits earned under the Pension Plan exceed the limitations imposed by the Internal Revenue Code. For any participant whose employment actually or constructively terminates within three years following a Change of Control (as defined in the SRBP), vesting would accelerate; and all accrued benefits either would become automatically payable in a lump sum based on present value or, at the discretion of the Compensation Committee, would be funded under a third party arrangement intended to insure payment of such benefits in the future.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors. One of the Committee's functions is to determine the compensation of the Company's executive officers.

The Committee's overall objectives in establishing the compensation of the Company's executive officers are to: enhance shareholder value; attract and retain talented, experienced, qualified individuals, critical to the long-term success of the Company, by providing compensation competitive to that offered by comparable competitors; align the interests of executive officers with the long-term interests of shareholders by providing award opportunities that can result in ownership of the Company's Common Shares; and increase the portion of executive compensation based on the Company's performance.

The Committee achieves these objectives by providing executive officers with total compensation packages comprised of three elements: short-term compensation, intermediate-term compensation, and long-term stock option compensation.

Short-Term Compensation

Base salary is primarily set in accordance with competitive comparable base salaries paid by a set of peer group companies and national studies as verified by an outside agency. Decisions on base salary are also subjectively based on the Company's performance when compared to others in the industry, the Company's pursuit of new product initiatives, and recognition of the Company's performance in industry reports.

Annual Incentive Compensation Awards ("AICAs") for executive officers are primarily a function of the Company's operational results for the year in accordance with an established plan. The plan provides for the establishment, by the Committee, of specific target performance criteria. These performance criteria are set in accordance with the strategic objectives of the Company and individual business units at the beginning of each year and include, but are not limited to financial criteria, such as corporate and business unit earnings, return on capital employed, cash flow and revenue growth and subjectively-based individual qualitative goals. The Committee also reserves the right to exercise its subjective discretion in amending any AICA based on overall corporate considerations at the time of the award.

AICAs were paid to executive officers based on the achievement of performance goals established for 1998. Mr. Fariello's combined salary and bonus for 1998 was $34,886 more than for 1997, reflecting the improvement in the Company's performance.

Executive officers' compensation also includes, in addition to participation in Company-wide plans generally available to all employees, certain benefits comparable to those of other businesses in the Company's industry, such as a supplemental pension and other items as reported collectively in the Summary Compensation Table.

Intermediate-Term Compensation

Under the 1996 Long-Term Incentive Plan and prior similar shareholder approved plans, subjective awards of performance units and stock can be made, including contingent awards of Performance Shares and restricted Common Shares. Restricted Common Shares have been generally awarded at the beginning of a performance period and convey to the executive officer receiving the award all the rights of share ownership, including voting rights and dividends as may be paid to Common Shareholders.

In 1998, the Committee granted restricted Common Shares to executive officers, which shares vest only if the executive officer remains with the Company for the duration of the performance period. They may vest sooner if certain consolidated earnings criteria are met.

Long-Term Stock Option Compensation

In accordance with the 1996 Long-Term Incentive Plan, Common Share options are ordinarily awarded to executive officers at market price and become exercisable after three years and remain exercisable for additional years thereafter. The Company awarded stock options to executive officers under the Company's 1996 Long-Term Incentive Plan in 1998.

With respect to the one million dollar cap on deductibility under Section 162 of the Internal Revenue Code, the Company does not presently believe that the compensation of its executive officers will approach such level. As a result, the Company has not established a policy with respect to Section 162. In addition, the Committee is planning to increase the portion of executive compensation based on performance, which will further serve to reduce the likelihood of reaching the Section 162 cap.

Members of the Committee:
Robert Alvine (Chairman)
Mellon C. Baird
George A. Strutz, Jr.

Comparison of Five-Year Cumulative Return

The following graph shows a five-year comparison of cumulative total returns on the Company's Common Shares, based on the market price of the Common Shares, with the cumulative total return of companies in the Standard & Poors 500 Index and the Value Line Aerospace/Defense Group.

-------------------------------------------------------------------------------
Note

The printed copy of the Proxy Statement contains a Performance Graph comparing EDO Corporation, S&P 500 Index and Value Line Aerospace/Defense Group. The Performance Graph shows the Cumulative Return in dollars (vertical axis) for a period of five years (horizontal axis) based on an initial investment of $100.00 on December 31, 1993. The table below contains the data used to plot the Performance Graph. The title and footnotes are identical to those contained in the printed Proxy Statement.

               Comparison of Five-Year Cumulative Total Return*
                  EDO Corporation, Standard & Poors 500 Index
                    and Value Line Aerospace/Defense Group
                    (Performance Results through 12/31/98)
-------------------------------------------------------------------------------
                                                   Dollars
                               ----------------------------------------------
                                1993    1994    1995    1996    1997    1998
                               ------  ------  ------  ------  ------  ------
EDO CORPORATION                100.00   52.35   77.56  110.52  137.44  133.36
STANDARD AND POORS 500         100.00  101.60  139.71  172.18  229.65  294.87
AEROSPACE/DEFENSE GROUP        100.00  108.86  168.02  229.59  277.71  261.45

Assumes $100 invested on December 31, 1993 in EDO Corporation Common Shares, Standard & Poors 500 Index and Aerospace/Defense Group.

* Cumulative total return assumes reinvestment of dividends.
-------------------------------------------------------------------------------

Executive Life Insurance Plan

The Company maintains an Executive Life Insurance Plan (the "ELIP") for key employees, including the named Executive Officers, funded by Company-owned life insurance policies on the participants. Preretirement death, disability and retirement benefits are available, for at least 15 years, as an annuity option equivalent in value to a percentage no greater than 40% of the participant's base annual salary (as base annual salary is defined in the ELIP). Generally, the ELIP may be terminated at any time unilaterally by the Company. Special provisions, however, would apply following a Change of Control (as defined in the ELIP): vesting would accelerate, and payments would be automatically payable or would be funded under a third party arrangement intended to insure payment.

Executive Termination Agreements

The Company is a party to Executive Termination Agreements with Messrs. Fariello, Kaplan and Genzer which provide for severance benefits in the event employment terminates within three years following a Change in Control (as defined in the Agreements) unless termination is on account of death, normal retirement or termination for cause. These Agreements provide basic severance benefits which include an amount equal to three times the sum of: (i) the executive officer's annual base salary; plus (ii) either (a) 20% of the executive officer's base salary, or (b) the highest percentage of base salary paid as a bonus to the executive officer over the prior three years, whichever is greater. The Agreements also provide for the payment of legal fees incurred by the executive officers to enforce their rights under the Agreements and for additional compensation to take into account the effect of any excise tax on executive officers' net benefits under the Agreements and the Company's other benefit plans.

1996 Long-Term Incentive Plan

The Company maintains the 1996 Long-Term Incentive Plan (the "LTIP") for executive officers and other key employees of the Company and its subsidiaries. Pursuant to the LTIP, the Company can grant the following types of awards: (1) Nonstatutory and Incentive Stock Options; (2) Stock Appreciation Rights; (3) Restricted Shares; (4) Performance Shares and Performance Units; and/or (5) stock in lieu of other cash compensation. Each of these awards may be granted alone, in conjunction with or in tandem with other awards under the LTIP and/or cash awards outside the LTIP.

The LTIP provides that, except as provided below, in the event of a Change in
Control: (i) all SARs will become immediately exercisable; (ii) the restrictions and deferral limitations applicable to outstanding Performance Share,

Restricted Share, and Performance Unit Awards will lapse and the shares in question will fully vest; and (iii) each Option shall be canceled in exchange for cash in an amount equal to the excess of the highest price paid (or offered) for Common Shares during the preceding 60 day period over the exercise price for such Option. Notwithstanding the foregoing, if the Committee determines that the grantee of such award will receive a new award (or have the grantee's prior award honored) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to involuntary termination, no acceleration of exercisability or vesting, lapse of restriction or deferral limitations, or cash settlement will occur as a result of a Change in Control.

INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company renewed its directors' and officers' liability insurance policy effective December 31, 1998 for a term ending on December 31, 2000. This policy insures the directors and corporate and business unit officers of the Company and its subsidiaries against certain liabilities they may incur in the performance of their duties, and the Company against any obligation to indemnify such individuals against such liabilities. The policy was issued by Great American Insurance Company for a premium for the above term of $166,000.

Proposal 2:  SELECTION OF AUDITORS

KPMG LLP are currently the certified public accountants serving as the Company's independent auditors. During 1998, KPMG LLP audited the accounts of the Company and its subsidiaries and also provided other professional services to the Company in connection with Securities and Exchange Commission filings.

Upon recommendation of the Audit Committee, the Board has appointed KPMG LLP as the independent auditors for 1999. The shareholders will be asked to ratify this action by the Board.

It is anticipated that one or more representatives of KPMG LLP will be present at the Annual Meeting to answer shareholder questions and to make a statement, if they desire to do so.

PRINCIPAL SHAREHOLDERS

The table below contains certain information with respect to the only beneficial owners known to the Company, based upon publicly available documents, as of March 1, 1999, of more than 5% of the Common Shares.


-------------------------------------------------------------------------------
   Name and Address                         Amount of EDO           Percent of
  of Beneficial Owner                       Common Shares              Class
-------------------------------------------------------------------------------
EDO Corporation                       247,943 and 60,641              12.2%
Employee Stock Ownership Plan         ESOP Preferred
60 East 42nd Street, Suite 5010,      Shares convertible
New York, NY 10165                    into 606,410 (1)

Loomis, Sayles & Company, L.P.        7% Convertible Subordinated     13.2%
One Financial Center,                 Debentures due 2011
Boston, MA 02111                      convertible into 1,011,455

David L. Babson and Company Inc.(2)   742,900                         11.2%
One Memorial Drive
Cambridge, MA 02142
-------------------------------------------------------------------------------

1. Represents Common Shares and ESOP Preferred Shares held by the trust established to fund the EDO Corporation Employee Stock Ownership Plan (the "ESOP trust"), all of which Common Shares and ESOP Preferred Shares are held for the benefit of the participants under such Plan. Under the terms of the Plan, Common Shares and ESOP Preferred Shares which have been allocated to the account of a participant are required to be voted in accordance with the direction of such participant. Common Shares and ESOP Preferred Shares which are not so allocated are deemed to be allocated solely for the purpose of determining how such Common Shares and ESOP Preferred Shares are to be voted. In addition, Common Shares and ESOP Preferred Shares so allocated or deemed to be allocated, as to which no directions are given, are voted in the same proportion as those Common Shares and ESOP Preferred Shares as to which voting instructions have been received. Each ESOP Preferred Share is entitled to 12.3 votes on all matters presented to holders of Common Shares, voting together as one class. The Company believes that the Plan is not the beneficial owner of such Common Shares and ESOP Preferred Shares, as the trustee under the ESOP trust has no voting or investment power with respect to such Common Shares and ESOP Preferred Shares.

2. David L. Babson, in its capacity as investment adviser, may be deemed the beneficial owner of these common shares which are owned by numerous investment counselling clients.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended (the "Act"), during its most recent fiscal year and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and certain written representations provided to the Company, except for Mr. Michael J. Hegarty, a director of the Company, who filed his Form 4 with the SEC related to his exercise of expiring Company stock options 14 days late due to an administrative error by the Company, there was no person who, at any time during the fiscal year, was a director, officer, beneficial owner of more than ten percent of any class of equity securities of the Company or any other person subject to Section 16 of the Act with respect to the Company because of the requirements of Section 30 of the Investment Company Act or Section 17 of the Public Utility Holding Company Act that failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Act during the most recent fiscal year or prior fiscal years.

OTHER MATTERS

The Board knows of no other business to be brought before the Annual Meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholder proposals for the 2000 Annual Meeting of Shareholders submitted pursuant to rule 14a-8 under the Act must be received at the principal executive offices of the Company, addressed to Marvin D. Genzer, Secretary, EDO Corporation, 60 East 42nd Street, Suite 5010, New York, NY 10165, no later than November 18, 1999, in order to be considered for inclusion in the Company's Proxy Statement for such meeting. Shareholder proposals for the 2000 Annual Meeting of Shareholders submitted other than pursuant to rule 14a-8 under the Act must be received by the Secretary at the principal executive offices of the Company no later than February 1, 2000 to be considered at such meeting.

MISCELLANEOUS

The cost of preparing and mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph, e-mail or facsimile by directors, officers and employees of the Company, without extra compensation and at the Company's expense. The Company has also retained D. F. King & Co., Inc. to assist in such solicitations, at an estimated cost of $6,500 plus out-of-pocket expenses. The Company will also request bankers and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable expenses.

A copy of the Company's annual report on form 10-K for the fiscal year ended December 31, 1998, including financial statements, as filed with the Securities and Exchange Commission, has been provided to all record or beneficial holders of Common Shares or ESOP Preferred Shares entitled to vote at the Annual Meeting. Additional copies will be furnished on written request, without charge, to any record or beneficial holder of Common Shares or ESOP Preferred Shares. Such requests should be addressed to EDO Corporation, 60 East 42nd Street, Suite 5010, New York, NY 10165, attention: Marvin D. Genzer, Secretary.

By order of the Board of Directors,
Marvin D. Genzer
Secretary

                                   Appendix

The printed copy of the Proxy Statement contains a Performance Graph comparing EDO Corporation, Standard and Poors 500 and Value Line Aerospace/Defense Group. This Performance Graph is described and interpreted in tabular form in this electronic filing.